Exhibit 99.1

Fluor Corporation	Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 tel

469.398.7000 main tel	Jason Landkamer
Investor Relations
469.398.7222 tel

News Release

FLUOR REPORTS THIRD QUARTER 2020 RESULTS

•	Fluor reports earnings per share of $0.14 for the third quarter of 2020
•	No material project execution charges in the first three quarters of 2020
•	Company now current with all financial filings and debt requirements
•	COVID-19 continues to delay new awards as clients defer capital investments

IRVING, Texas (December 10, 2020) – Fluor Corporation (NYSE: FLR) today announced financial results for its quarter ended September 30, 2020. Revenue for the quarter was $3.8 billion and net earnings from continuing operations attributable to Fluor was $19 million, or $0.14 per share. Consolidated segment profit for the quarter was $129 million compared to $79 million a year ago. Operating cash flow in the quarter was $80 million.

New awards for the third quarter were $1.7 billion and ending backlog was $27.8 billion. Corporate general and administrative expenses for the quarter were $68 million which included foreign currency transaction losses of $30 million and investigation expenses of $19 million in the quarter.

“With today’s 10-Q filing, Fluor is now current with its financials,” said Carlos Hernandez, Fluor’s chief executive officer, “While 2020 has provided a lot of unexpected challenges for our business, we are pleased to report that for the third consecutive quarter, we have had no material project execution charges.”

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Outlook

Although Fluor has suspended its guidance for 2020, the company expects to report fourth quarter results and 2021 guidance to the investment community in February 2021. The company expects its cash balance to remain around $2 billion through the end of the year. COVID-19 continues to impact our business as clients are deferring capital investment decisions and the pandemic has slowed down our ability to fully staff and execute projects.

Business Segments

The Energy & Chemicals segment reported profit of $95 million in the third quarter of 2020 up from $85 million in the third quarter of 2019. Segment profit for the quarter improved primarily due to increased activity on a liquefied natural gas project and favorable foreign currency transaction gains. New awards were $141 million and backlog is $11.6 billion.

The Mining & Industrial segment reported profit of $18 million in the third quarter of 2020 compared to $57 million in the third quarter of 2019. Revenue and segment profit in the quarter decreased due to deferred execution activities on a few large mining projects due to COVID-19. New awards were $268 million including the influenza and antivenom cell culture facility in Australia for Seqirus. Third quarter ending backlog is $4.8 billion.

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The Infrastructure & Power segment reported profit of $6 million in the third quarter of 2020 compared to $1 million in the third quarter of 2019. Lower margin contributions from certain infrastructure projects for which charges were recognized during 2019 continue to adversely impact near term segment profit margin. In the third quarter, Fluor terminated its contract with the Maryland Department of Transportation for the Purple Line Project and removed the project from its backlog. New awards were $683 million including the Oak Hill Parkway for Texas Department of Transportation. Third quarter ending backlog is $5.6 billion.

The Government segment reported profit of $26 million in the third quarter of 2020, up from $22 million in the third quarter of 2019. Results include new awards of $188 million and ending backlog is $3.4 billion.

The Diversified Services segment reported a segment profit of $7 million in the third quarter of 2020 compared to $11 million in the third quarter of 2019. Stork divested EQIN, its equipment rental business in Europe, in the third quarter. New awards were $469 million in the quarter and ending backlog is $2.3 billion.

The Other segment, which is comprised of NuScale and the Radford and Warren government projects, reported a loss of $23 million in the third quarter of 2020 compared to a loss of $97 million in the third quarter of 2019. NuScale expenses in the third quarter of 2020 were $22 million. Remaining backlog in the segment is $145 million.

Discontinued Operations

Results from discontinued operations, which includes the held-for-sale AMECO equipment business, were immaterial. During the quarter, Fluor sold its AMECO Jamaica business for $18 million net of working capital and recognized a loss of $1 million. The company expects to complete the sale of the remaining AMECO business within the first half of 2021.

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Non-GAAP Financial Measures

This news release contains a discussion of consolidated segment profit from continuing operations that would be deemed a non-GAAP financial measure under SEC rules. Segment profit is calculated as revenue less cost of revenue and earnings attributable to noncontrolling interests excluding the following: corporate general and administrative expense; impairment, restructuring and other exit costs; interest expense; interest income; domestic and foreign income taxes; other non-operating income and expense items; and earnings from discontinued operations. The company believes that consolidated segment profit from continuing operations provides a meaningful perspective on its business results as it is the aggregation of individual segment profit measures that the company utilizes to evaluate and manage its business performance. A reconciliation of consolidated segment profit from continuing operations to earnings from continuing operations before taxes is included in the press release table.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is a global engineering, procurement, fabrication, construction and maintenance company with projects and offices on six continents. Fluor’s 45,000 employees build a better world and provide sustainable solutions by designing, building and maintaining safe, well executed projects. Fluor had revenue of $17.3 billion in 2019 and is ranked 181 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has served its clients for more than 100 years. For more information, please visit www.fluor.com or follow Fluor on Twitter, LinkedIn, Facebook and YouTube.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management "will," "believes," "expects," "plans," "continue" is "positioned" or other similar expressions). These forward-looking statements, including statements relating to strategic and operation plans, future growth, backlog, earnings and the outlook for the company’s business, projected cash balances and liquidity are based on current management expectations and involve risks and uncertainties.

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Actual results may differ materially as a result of a number of factors, including, among other things, the severity and duration of the COVID-19 pandemic and actions by governments, businesses and individuals in response to the pandemic, including the duration and severity of economic disruptions; the cyclical nature of many of the markets the Company serves, including the Company’s Energy & Chemicals segment; the Company's failure to receive new contract awards; cost overruns, project delays or other problems arising from project execution activities, including the failure to meet cost and schedule estimates; failure to remediate material weaknesses in our internal controls over financial reporting or the failure to maintain an effective system of internal controls; failure to prepare and timely file our periodic reports; the restatement of certain of our previously issued consolidated financial statements; intense competition in the industries in which we operate; failure to obtain favorable results in existing or future litigation and regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of our joint venture or other partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; foreign economic and political uncertainties; client cancellations of, or scope adjustments to, existing contracts; failure to maintain safe worksites and international security risks; risks or uncertainties associated with events outside of our control, including weather conditions, pandemics, public health crises, political crises or other catastrophic events; the use of estimates and assumptions in preparing our financial statements; client delays or defaults in making payments; the failure of our suppliers, subcontractors and other third parties to adequately perform services under our contracts; risks related to our indebtedness; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; possible limitations on bonding or letter of credit capacity; failure to successfully implement our strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; risks arising from the inability to successfully integrate acquired businesses; uncertainties, restrictions and regulations impacting our government contracts; the inability to hire and retain qualified personnel; the potential impact of certain tax matters; possible information technology interruptions or inability to protect intellectual property; the Company’s failure, or the failure of our agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; new or changing legal requirements, including those relating to climate change and environmental, health and safety matters; liabilities associated with the performance of nuclear services; foreign currency risks; the loss of one or a few clients that account for a significant portion of the Company's revenues; damage to our reputation; failure to adequately protect intellectual property rights; asset impairments; and restrictions on possible transactions imposed by our charter documents, Delaware law and our stockholder rights agreement. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in the Company's public periodic filings with the Securities and Exchange Commission, including the discussion under the heading "Item 1A. Risk Factors" in the Company's Form 10-K filed on September 25, 2020. Such filings are available either publicly or upon request from Fluor's Investor Relations Department: (469) 398-7222. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

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SUMMARY FINANCIALS AND U.S. GAAP RECONCILIATION OF CONSOLIDATED SEGMENT PROFIT

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions)	2020		2019		2020		2019
Revenue
Energy & Chemicals	$1,336.0		$1,611.6		$4,187.4		$4,485.2
Mining & Industrial	920.9		1,374.0		3,107.8		3,703.6
Infrastructure & Power	386.5		392.5		1,247.1		965.9
Government	753.7		718.2		2,173.2		2,196.2
Diversified Services	370.3		521.7		1,210.3		1,525.0
Other	35.8		10.6		87.0		32.7
Revenue	$3,803.2		$4,628.6		$12,012.8		$12,908.6

Segment profit (loss) $ and margin %
Energy & Chemicals	$94.9	7.1%	$84.7	5.3%	$129.4	3.1%	$(125.1)	(2.8)%
Mining & Industrial	18.2	2.0%	56.9	4.1%	86.7	2.8%	129.1	3.5%
Infrastructure & Power	6.4	1.7%	0.9	0.2%	15.1	1.2%	(188.0)	(19.5)%
Government	25.7	3.4%	22.4	3.1%	67.1	3.1%	87.2	4.0%
Diversified Services	7.1	1.9%	10.5	2.0%	7.4	0.6%	22.2	1.5%
Other	(22.9)	(64.0)%	(96.6)	NM	(63.7)	(73.2)%	(200.2)	NM
Total segment profit (loss) $ and margin % (1)	$129.4	3.4%	$78.8	1.7%	$242.0	2.0%	$(274.8)	(2.1)%

Corporate G&A	(68.1)		(11.2)		(93.8)		(119.7)
Impairment, restructuring and other exit costs	—		(334.0)		(302.7)		(388.0)
Interest expense, net	(13.4)		(4.9)		(31.3)		(14.7)
Earnings (loss) attributable to NCI from Cont Ops	4.3		12.5		20.5		(2.4)
Earnings (loss) from Cont Ops before taxes	52.2		(258.8)		(165.3)		(799.6)
Income tax expense (benefit)	28.8		495.3		(6.9)		434.8
Net earnings (loss) from Cont Ops	$23.4		$(754.1)		$(158.4)		$(1,234.4)

New awards
Energy & Chemicals	$141.2		$256.3		1,880.8		1,990.7
Mining & Industrial	268.2		118.8		2,598.0		1,335.5
Infrastructure & Power	682.6		1,992.7		751.2		2,542.2
Government	187.8		1,130.1		1,813.1		1,853.5
Diversified Services	468.5		259.8		1,087.4		1,643.4
Other	—		0.5		—		152.1
Total new awards	$1,748.3		$3,758.2		$8,130.5		$9,517.4

New awards related to projects located outside of the U.S.					54%		40%

(1)	Total segment profit (loss) is a non-GAAP financial measure. We believe that total segment profit (loss) provides a meaningful perspective on our results as it is the aggregation of individual segment profit (loss) measures that we use to evaluate and manage our performance.

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Backlog	September 30, 2020	December 31, 2019
Energy & Chemicals	$11,609.2	$14,128.9
Mining & Industrial	4,777.6	5,383.9
Infrastructure & Power	5,577.7	6,079.4
Government	3,353.4	3,556.1
Diversified Services	2,311.1	2,541.6
Other	145.2	244.0
Total backlog	$27,774.2	$31,933.9

Backlog related to projects located outside of the U.S.	63%	67%
Backlog related to lump-sum projects	53%	52%

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